EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:
Tim Enns, Vice President, Investor Relations & Business Development, SuperGen, Inc.,
800-353-1075, ext.111

SuperGen announces future retirement and transition
plan for CEO Joseph Rubinfeld and appointment of
James Manuso as Chairman-Elect and CEO-Elect

DUBLIN, Calif., Sept. 5, 2003 — SuperGen, Inc. (NASDAQ:SUPG) today announced that Dr. Joseph Rubinfeld, Co-Founder, Chairman & CEO of the company, will retire and assume the post of Chairman Emeritus and continue as a member of the Board of Directors upon completion of his employment contract on December 31, 2003. The Company further announced that the Board of Directors voted to appoint Dr. James Manuso, currently a member of the Board of Directors, as Chairman and Chief Executive Officer effective January 1, 2004. In the interim transition period, Dr. Manuso will serve the Company as a full-time consultant.

Upon the announcement of Dr. Rubinfeld’s anticipated retirement, Mr. Walter Lack, member of the Board of Directors and Chairman of the newly formed Governance & Nominating Committee commented, “Dr. Rubinfeld, intellectual founder, co-founder of the Company and CEO since its founding in 1991, has been instrumental in building SuperGen. His contributions and accomplishments have been enormous, taking the company from its inception through its successful initial public offering, multiple financings, product commercializations and the development of the company’s rich pipeline.”

In reflecting on his tenure as CEO of SuperGen, Dr. Rubinfeld said, “I am very proud of all that we have accomplished at SuperGen since I co-founded the Company in 1991, including four approved anti-cancer drugs; 2002 drug sales of $15 million; two products, Orathecin™ and Dacogen™, in a fast-track, rolling New Drug Application (NDA) mode; and, a pipeline of 10 other drug candidates.”

Regarding Dr. Manuso’s appointment as Chairman and CEO at the beginning of 2004, Dr. Rubinfeld said, “Jim has been a SuperGen director since 2001, at which time he served as a Member of the Audit Committee.  He has served as Chairman of the Compensation Committee of the Board since 2001.  Prior to his board appointment, Jim assisted in the growth of the Company since its founding, having served as a consultant and advisor with respect to financing, acquisitions and business, commercial and organization development.”

Dr. Manuso commented, “I have known and worked with many members of the SuperGen senior management team since the Company was founded.  I firmly believe that SuperGen can ascend to become one of the world’s premier specialty pharmaceutical companies focused on oncology in the years ahead. I look forward to working with the Board of Directors, Dr. Rubinfeld, the management team and all of the hard-working employees at SuperGen to help build and grow the Company in order that it may achieve its goals of profitability and leadership in oncology drug development and sales.”

Dr. Manuso is co-founder and immediate past President and Chief Executive Officer of Galenica Pharmaceuticals Inc., a cancer vaccine developer with three cancer vaccines in clinical trials, where he serves as a member of the Board of Directors. He is a co-founder and was a General Partner of PrimeTech Partners, a biotechnology venture management partnership, and Managing General Partner of the corporate advisory firm, The Channel Group. In addition to his SuperGen and Galenica board appointments, Dr. Manuso serves on the boards of Symbiontics, Inc., a research-stage biotechnology company focused on the lysosomal storage diseases and drug delivery across the blood-brain barrier that he co-founded as Vice Chairman and Chief Business Officer; Quark Biotech, Inc., a U.S./Israeli functional genomics company with pharmaceuticals in clinical development; and, KineMed, Inc., a kinetic biomarkers/diagnostics company. Previously, he served on the boards of Inflazyme Pharmaceuticals, Inc. (Toronto Stock Exchange), an anti-inflammatory drug developer, and Supratek Pharma, Inc., a block copolymer drug delivery company focused on cancer therapeutics. Prior to co-founding PrimeTech Partners in 1998, Dr. Manuso was Co-Founder and President of Manuso, Alexander& Associates, Inc., management consultants and financial advisors to pharmaceutical and biotechnology companies. From 1974 until 1983, Dr. Manuso was an officer of The Equitable Companies, where he served as acting Medical Director and Director of Health Care Planning and Development. Dr. Manuso earned a B.A. with Honors in Economics and Chemistry from New York University, a Ph.D. in Experimental Psychophysiology from The Graduate Faculty of the New School University, a Certificate in Healthcare Management from Harvard Business School and an Executive MBA from Columbia Business School.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.  The company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meanings of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. This press release contains forward-looking statements, including statements regarding the development of our products, the management of our business, and expectations regarding sales and profitability. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but are not limited to, risks and uncertainties related to obtaining regulatory approval of products and marketing and sales of our products. For example, anticipated Nipent® demand may be lower than expected due to the introduction of competing drugs or other facts, the data from clinical trials may not support an FDA filing, delays in the filing and approval process and the risk that the drug may not be approved and our operating expenses may increase. For other risks that may impact the Company’s performance, please see the risk factors detailed in our quarterly report on Form 10-Q for the quarter ended June 30, 2003.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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